Exhibit 21.1

LSB INDUSTRIES, INC.

SUBSIDIARY LISTING

December 31, 2024

LSB INDUSTRIES, INC. (Direct subsidiaries in bold italics)

LSB Insurance L.L.C.

LSB Chemical L.L.C.

Chemex I Corp.

TRISON Construction, Inc.

All companies are Oklahoma entities, except LSB industries, Inc., which is a Delaware corporation